                                                                    Exhibit 3.2

             [LETTERHEAD OF PAUL, HASTINGS, JANOFSKY & WALKER LLP]

                                                                 April 10, 2001

Salomon Smith Barney Inc.
7 World Trade Center
New York, New York 10048

 Re: Tax Exempt Securities Trust, California Trust 182

Ladies and Gentlemen:

  You have requested our opinion as to certain California personal income tax issues relating to Californian Trust 182 (the "California Trust") of the Tax Exempt Securities Trust (the "Trust") sponsored by Salomon Smith Barney Inc. This opinion relates solely to the California tax matters described herein. This Firm has also rendered a separate opinion, effective as of the date hereof, as to certain federal income tax matters pertaining to the Trust.

  In rendering our opinion, we have examined and relied upon, among other things, (1) the Form S-6 Registration Statement, as filed with the Securities and Exchange Commission on March 12, 2001, and proposed form of Amendment No. 1 thereto which is expected to be filed on or about April 11, 2001 (the "Registration Statement"), pursuant to which you will offer to a limited number of investors (the "Unit Holders") the opportunity to purchase fractional undivided interests in the Trust ("Units"); (2) a copy of the Trust Indenture and Agreement dated July 16, 1987, among Smith Barney, Harris Upham & Co. Incorporated, Kidder, Peabody & Co. Incorporated, Drexel Burnham Lambert Incorporated, and L.F. Rothschild & Co. Incorporated, as Depositors, United States Trust Company of New York, as Trustee, and Standard & Poor's Corporation as Evaluator; and (3) a draft of the Reference Trust Agreement for the Tax Exempt Securities Trust , California Trust 182, dated April 10, 2001, among Salomon Smith Barney Inc., as Depositor (the "Depositor"), The Chase Manhattan Bank, as Trustee (the "Trustee"), and Kenny S&P Evaluation Services, a division of J.J. Kenny Company, Inc., a subsidiary of The McGraw-Hill Companies, Inc., as Evaluator (the "Evaluator"), incorporating by reference the aforementioned Trust Indenture and Agreement and amending and supplementing the same (said Trust Indenture and Agreement and Reference Trust Agreement being herein referred to collectively as the "Trust Agreement"). Except as otherwise defined herein, capitalized terms used herein shall have the same respective meanings ascribed to them in the Registration Statement.

  The Trust consists of separate unit investment trusts designated the California Trust and other named state trusts (each trust individually referred to as a "State Trust" and collectively referred to as the "State Trusts"). Each State Trust was created under the laws of the State of New York pursuant to the Trust Agreement. Each State Trust will be administered in accordance with the Trust Agreement as distinct entity with separate certificates, expenses, books and records, and the assets of one State Trust many not be commingled with the assets of any other.

  The Bonds deposited in the California Trust are certain interest-bearing obligations of the State of California or of the cities, counties and other political subdivisions thereof, or of the Territory of Guam or the Commonwealth of Puerto Rico. The Bonds will be held by the Trustee upon the terms and conditions set forth in the Trust Agreement. You have advised us, and we have relied upon the fact that, in the opinion of bond counsel to each issuer of Bonds delivered at the time of their respective issuance, the interest on the Bonds held in the California Trust is excludable from gross income for federal income tax purposes and exempt from State of California personal income taxes. We have made no independent investigation to verify the accuracy of such conclusions and we express no opinion with respect thereto.

  Under the terms and conditions of the Trust Agreement, once the original corpus of the California Trust is acquired, the California Trust will have a fixed portfolio of Bonds. The Trustee will not have the power to vary the investment of the California Trust nor the power to take advantage of market variations to improve a Unit Holder's investment, and the Trustee will have no discretion to retain and reinvest the income or principal of the California Trust.